Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Telular Corporation First Amended and Restated 2008 Employee Stock Incentive Plan and the Telular Corporation Second Amended and Restated Non-Employee Director Stock Incentive Plan of our report dated December 10, 2008, with respect to the consolidated financial statements and schedule of Telular Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2009, and the effectiveness of internal control over financial reporting of Telular Corporation filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Chicago, Illinois
December 14, 2010